Exhibit 10.2

BERKSHIRE GREY, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

March 24, 2023

i

	2.30	Subsidiary Distributions	18

	2.31	Solvency	18

3.	Representations and Warranties of the Purchaser		18

	3.1	Organization; Authorization	18

	3.2	Governmental Approvals; No Conflicts	19

	3.3	Purchase Entirely for Own Account	19

	3.4	Restricted Securities	19

	3.5	Restrictions and Legends	19

	3.6	Sophisticated Investor	20

4.	Conditions of the Purchaser’s Obligations at Closing		20

	4.1	Notice	20

	4.2	Draw Limit	20

	4.3	Minimum Cash Balance	20

	4.4	Representations and Warranties	20

	4.5	Performance	21

	4.6	Qualifications	21

	4.7	Counterparts of Agreement	21

	4.8	Note	21

	4.9	Financial Officer Certificate	21

	4.10	Proceedings and Documents	21

	4.11	Corporate and Additional Matters	22

	4.12	Nasdaq Listing of Additional Shares Notification	22

	4.13	Funding Instructions	22

	4.14	Merger Agreement.	22

	4.15	Merger	22

	4.16	No Adverse Recommendation Change	22

5.	Conditions of the Company’s Obligations at Closing		22

	5.1	Representations and Warranties	22

	5.2	Performance	22

	5.3	Compliance Certificate	22

6.	Covenants		22

	6.1	Covenants of the Company Applicable Until the Notes are Converted or Repaid	22

	6.2	Covenants of the Company and the Purchaser	25

7.	Events of Default		26

8.	Remedies on Default		26

	8.1	Acceleration of Maturity	26

	8.2	Rescission and Annulment	27

	8.3	Other Remedies	27

9.	Registration Rights		27

ii

	9.1	Demand Registrations	27

	9.2	Piggyback Registrations	29

	9.3	Underwritten Offerings	30

	9.4	Holdback Agreements	31

	9.5	Limitations on Subsequent Registration Rights	31

	9.6	Expenses of Registration	31

	9.7	Blackout Period	31

	9.8	Registration Procedures	31

	9.9	Shelf Take-Downs	34

	9.10	Information by Registrable Securities Holder	34

	9.11	Rule 144 Reporting	34

	9.12	Transfer of Registration Rights	34

	9.13	Termination of Registration Rights	35

	9.14	Indemnification For Securities Offerings	35

10.	Conversion of the Notes		36

	10.1	Right to Convert	36

	10.2	Settlement Upon Conversion	37

	10.3	Conversion Procedures	38

	10.4	Conversion Rate Adjustments	38

	10.5	Recapitalizations, Reclassifications and Changes to the Class A Common Stock	44

	10.6	Reserved Shares	45

11.	Transfer Restrictions		45

12.	Termination		45

	12.1	Termination	45

	12.2	Effect of Termination	45

13.	Miscellaneous		46

	13.1	Survival	46

	13.2	Indemnification	46

	13.3	Amendment; Waiver of Certain Covenants	46

	13.4	Entire Agreement; Counterparts	47

	13.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	47

	13.6	Attorneys’ Fees	47

	13.7	Assignability; Third-Party Beneficiaries	47

	13.8	Notices	47

	13.9	Cooperation	48

	13.10	Severability	48

	13.11	Definitions; Construction	48

iii

BERKSHIRE GREY, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (this “Agreement”) is made and entered into as of March 24, 2023 by and between Berkshire Grey, Inc., a Delaware corporation (the “Company”), and Backgammon Investment Corp., a wholly and directly owned subsidiary of Parent, a Delaware corporation (the “Purchaser”).

RECITALS

Subject to the terms and conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, up to Sixty Million Dollars ($60,000,000.00), in the aggregate principal amount, of convertible senior unsecured notes in substantially the form attached to this Agreement as Exhibit A (each, a “Note” and, collectively, the “Notes”), which will be convertible on the terms stated herein into equity securities of the Company. The Notes are senior in right of payment to any other Indebtedness of the Company, except as otherwise provided in Section 6.1(m). The Notes and the equity securities issuable upon conversion or exercise thereof are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.    The Notes.

1.1    Purchase and Sale of the Notes.

(a)    Aggregate Commitment. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser Sixty Million Dollars ($60,000,000.00) in aggregate principal amount of Notes. The purchase price of each Note will be equal to 100% of the principal amount of such Note.

(b)    Delayed Draws. The Company shall have the right, but not the obligation, to deliver an irrevocable written notice (each, a “Draw Notice”) to the Purchaser, directing the Purchaser to purchase one or more Notes in an aggregate principal amount up to $12,000,000.00, subject to the terms and conditions of this Agreement, including the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5; provided, however, that the Company may not deliver a Draw Notice (x) after the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, or (y) if the Company Board has made an Adverse Recommendation Change. Each Draw Notice must be delivered to the Purchaser not less than ten (10) Business Days prior to the date of the applicable Closing (as defined below).

(c)    Closing; Delivery. Each purchase and sale of the Notes (each a “Closing”) will take place at the offices of Morrison & Foerster LLP, 2100 L Street NW, Washington, D.C. 20037, at a date and time that is no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Articles 4 and 5 of this Agreement.

1.2    Maturity. If not earlier converted or redeemed in accordance with the terms of this Agreement, all principal and any accrued but unpaid interest under each of the Notes will be due and payable in immediately available funds upon the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024 (the “Maturity Date”). The Company may not voluntarily prepay the Notes in whole or in part, except in accordance with Section 1.4. If the Notes become due and payable by reason of an Event of Default at a time when the Note is not convertible pursuant to Section 10.1, then the Purchaser may, in its sole discretion, elect to defer repayment of the Notes (and interest will continue to accrue at the applicable rate for so long as the Event of Default is continuing) until the Notes are convertible.

1.3    Interest.

(a)    The outstanding principal balance of each Note will bear interest at a rate equal to 20.0% per annum compounded semiannually from and after the applicable Closing. Interest on the Notes will be due and payable semiannually in arrears on the dates set forth in the applicable Note (each, an “Interest Payment Date”). Such interest shall be paid in kind and capitalized by increasing the principal amount of the applicable Note by the amount of such interest, effective as of the Interest Payment Date.

(b)    Notwithstanding the foregoing, if any principal of or interest on the Notes is not paid when due, whether at the Maturity Date, upon acceleration, or otherwise, the obligations of the Company hereunder will, to the extent permitted by law, bear interest, after as well as before judgment, at a rate per annum equal to 25.0% per annum. Such interest shall be paid in kind and capitalized by increasing the principal amount of the applicable Note by the amount of such interest, effective as of the Interest Payment Date.

(c)    All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

1.4    Redemption.

(a)    Optional Redemption. Following any Termination Event, the Company may redeem the Notes for cash (a “Redemption”), at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the outstanding Notes, plus all accrued but unpaid interest under such Notes to, but excluding the Redemption Date (the “Redemption Price”).

(b)    Redemption Notice. The redemption date (the “Redemption Date”) for any Redemption will be a day of the Company’s choosing that is at least thirty (30) days but no more than sixty (60) days after date of the Redemption Notice. To call any Notes for Redemption, the Company must send to the Purchaser and each holder holding such Notes an irrevocable written notice of such Redemption (a “Redemption Notice”) describing (i) the Redemption Date, (ii) the Redemption Price per $1,000 principal amount of the Notes for such Redemption, (iii) that the Notes called for Redemption may be converted at any time before the close of business on the Business Day immediately preceding the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and (iv) the Conversion Rate in effect on the Redemption Notice date for such Redemption.

(c)    Payment of the Redemption Price. The Company will cause the applicable Redemption Price for a Note subject to Redemption to be paid to the holder thereof on or before the applicable Redemption Date in cash by wire transfer to the holder of immediately available funds. For the avoidance of doubt, interest payable on any Note (or portion thereof) subject to any Redemption must be paid pursuant to this Section 1.4.

(d)    Optional Conversion. The Purchaser and any holder of Notes subject to a Redemption may convert such Notes, at their option, in accordance with Section 10, before the close of business on the Business Day immediately preceding the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full).

1.5    Business Days. If any date on which payment is scheduled to be made is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

2.    Representations and Warranties of the Company. Except (x) as set forth in in the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (y) as disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Reports or (ii) in any “forward-looking statements” disclaimer in such Company SEC Reports), the Company represents and warrants to the Purchaser as follows:

2.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

2.2    Authorization; Enforceability. The transactions hereunder, including the authorization, issuance and delivery of the Securities, are within the corporate power of the Company and have been duly authorized by all necessary corporate action; except that the Company’s certificate of incorporation does not currently authorize a number of shares of Class A Common Stock sufficient to permit the conversion, in accordance herewith, of the maximum number of shares of Class A Common Stock issuable upon conversion of the Notes. Each Note Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting or relating to creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3    Governmental Authorizations; Non-Contravention.

(a)    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions hereunder do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(i)    any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Class A Common Stock upon the conversion of the Notes;

(ii)    the filing of a Listing of Additional Shares with the Nasdaq;

(iii)    any required filings pursuant to the Exchange Act or the rules of the SEC or the Nasdaq;

(iv)    as have been obtained prior to the date of this Agreement; and

(v)    where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    Subject to the receipts of the consents, approvals, authorizations and other requirements set forth in Section 2.3(a) and Section 6.1(n), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Company Organizational Documents, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or (iii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than in the case of clause (ii) of this Section 2.3(b), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.4    Capitalization.

(a)    The authorized capital stock of the Company consists solely of 385,000,000 shares of Class A Common Stock, 15,000,000 shares of Class C Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on March 21, 2023, (i) 236,710,136 shares of Class A Common Stock were issued and outstanding, which amount includes 2,918,102 restricted shares of Company Common Stock (“Company Restricted Shares”) were issued and outstanding, (ii) 5,750,000 shares of Class C Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury by the Company, (iv) 21,348,815 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (“Company Options”), (v) 13,307,496 shares of Company Common Stock were issuable upon vesting of outstanding restricted stock unit to acquire share of Company Common Stock granted under the Company Stock Plans (“Company RSUs”), (vi) no shares of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof) and Section 2.4(a) of the Company Disclosure Schedule sets forth the names of the holders of such shares of Company Common Stock and the option agreements pursuant to which such early exercise was effected; (vii) 14,749,960 shares of Company Common Stock are issuable upon full exercise of the Private Placement Warrants and the Public Warrants, (viii) 25,250,616 shares of Company Common Stock are issuable upon full exercise of the FedEx Warrants, and (ix) no shares of Company Preferred Stock were issued and outstanding. As of the close of business on March 21, 2023, the Company has reserved 51,986,533 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. The foregoing represents all of the issued and outstanding shares of Company Capital Stock as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock are represented by book-entry and there are no, and the Company has never issued, certificated shares of Company Capital Stock.

(b)    The Company has previously provided Purchaser with a true and complete list, as of the date hereof, of each outstanding Company Option, Company RSU, Company Restricted Share and share of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof), the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)    All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens.

(d)    There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any Subsidiary of the Company or any other equity securities of the Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company or any of its Subsidiaries or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(e)    The Company is not a party to any stockholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Capital Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company. There are no bonds, debentures or notes or other obligations issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters.

(f)    Except as set forth on Section 2.4(f) of the Company Disclosure Schedule, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.

2.5    Subsidiaries. Section 2.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company or other legal entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Subsidiary is in violation of any of the provisions of its Company Organizational Documents. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, as set forth in Section 2.5 of the Company Disclosure Schedule. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

2.6    SEC Reports. The Company has timely filed with the SEC all Company SEC Reports required to have been filed on or after December 10, 2020. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, each Company SEC Report (a) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Report, (b) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

2.7    Financial Statements.

(a)    The consolidated financial statements of the Company included in the Company SEC Reports filed on or after December 10, 2020:

(i)    as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)    were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii)    fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c)    The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 2.7(c) of the Company Disclosure Schedule.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(e)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since December 10, 2020, neither the Company nor any of the Subsidiaries of the Company has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries of the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)    Since December 10, 2020, none of the Company nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices. Since December 10, 2020, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. There are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

2.8    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than (a) Liabilities disclosed or reserved against in the most recent audited consolidated balance sheet of the Company (the “Balance Sheet Date”) included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2022 (without giving effect to any amendment thereto), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) Liabilities to perform under Contracts entered into by the Company and its Subsidiaries, (d) Liabilities that have not had, and that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (e) Liabilities expressly required by this Agreement.

2.9    Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted its business, in all material respects, in the Ordinary Course of Business (other than in connection in connection with modifications suspensions and/or alterations of operations in response or otherwise related to COVID-19 Measures) and (b) since and through such dates, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

2.10    Taxes.

(a)    All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)    The unpaid Taxes of the Company and its Subsidiaries did not, as of the month covered by the most recent balance sheet included as part of the financial statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of such balance sheet (and not in the notes thereto), and do not exceed that reserve as adjusted for the passage of time through the applicable Closing date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)    The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d)    There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e)    Section 2.10(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, all income and franchise Tax Returns (federal, state, local and foreign) that currently are the subject of audit or examination by any Taxing Authority. The Company has made available to the Purchaser complete copies of (i) all income, franchise and other material Tax Returns of the Company and its Subsidiaries for taxable periods ended within the past six years and (ii) any audit report issued by a Taxing Authority relating to any Taxes due from or with respect to the Company and its Subsidiaries.

(f)    No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation or required to file a Tax Return in that jurisdiction.

(g)    No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn.

(h)    There is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax receivable or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations section 1.6011-4(b).

(k)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to the payment of any amount or the provision of any benefit that constitutes an “excess parachute payment” within the meaning of section 280G of the Code or would be nondeductible under section 280G of the Code on account of the transactions contemplated by this Agreement.

(l)    Neither the Company nor any of its Subsidiaries is, or has been during the applicable period specified in section 897(c)(1)(A)(2) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.

(m)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)    The Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology, and the method of allocating income, deductions, expenses and receipts among the Company and its Subsidiaries complies with the principles set forth in Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Tax law) and any other applicable transfer pricing Laws.

2.11    Real Property.

(a)    Section 2.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company and each of its Subsidiaries as lessee or sublessor (individually, a “Real Property Lease,” and collectively, the “Real Property Leases,” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). With respect to each Company Property:

(i)    The Company or its Subsidiaries holds a good and valid leasehold estate in such Company Property, free and clear of all Liens, except for Permitted Liens.

(ii)    The Company and its Subsidiaries has made available to the Purchaser true, correct and complete copies of all Real Property Leases, and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies made available to the Purchaser.

(iii)    The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Company Property, and neither the Company nor its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Company Properties under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no disputes with respect to such Real Property Leases.

(iv)    As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Company Properties or any portion thereof.

(v)    Neither the Company nor its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Company Properties.

(b)    Neither the Company nor its Subsidiaries owns any Owned Real Property.

(c)    The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

2.12    Intellectual Property.

(a)    Section 2.12(a) of the Company Disclosure Schedule lists each item of Company Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and in material compliance with all formal registration and maintenance requirements (including the payment of maintenance fees), and, to the knowledge of the Company, valid and enforceable (or, in the case of applications, validly applied for). As of the date hereof, no proceeding is pending or is threatened in writing (and the Company and the Company’s Subsidiaries have not otherwise received any written claim or notice, and have no knowledge of any facts or circumstances that could reasonably be expected to give rise to any such proceeding) that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned IP, and the Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Owned IP.

(b)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary and sufficient for the continued conduct of the business of the Company and its Subsidiaries as currently conducted. Section 2.12(b) of the Company Disclosure Schedule sets forth a non-exhaustive list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in Section 2.12(a) of the Company Disclosure Schedule.

(c)    The conduct of the Company’s and its Subsidiaries’ businesses and the Company Offerings (including the use, practice, offering, licensing, provision, sale, distribution, or other exploitation of any Company Offerings) have not, within the five (5) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no pending or threatened (in writing) Legal Proceeding, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or the Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, within the five (5) years preceding the date of this Agreement, any such Legal Proceeding pending or threatened (in writing). The Company and its Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such Legal Proceedings.

(d)    To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, within the five (5) years preceding the date of this Agreement, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated, and have had no specific or general reason to initiate, any Legal Proceeding or sent to any Person, within the five (5) years preceding the date of this Agreement, any notice, charge, complaint, claim or other assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets and other confidential or proprietary information included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries, including to the extent applicable material Software, websites and systems (including the confidential data transmitted thereby or stored therein), in each case that are within the Company’s control. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets or confidential or proprietary information to or by any Person in a manner that has resulted in the loss of trade secret protection or other rights in and to such information.

(f)    No government funding, nor any support, funding, facilities or resources of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, and no Person who was involved in or contributed to the creation or development of any Company Owned IP has performed services for any governmental entity or agency, in each case in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.

(g)    With respect to the Software used or held for use in the business of the Company and its Subsidiaries (including any Software incorporated into Company Offerings), to the knowledge of the Company, no such Software contains any (i) undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or (ii) any defects, bugs, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that materially affect the use, functionality, security or performance of such Software or that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries, or customers of the Company and its Subsidiaries without the user’s express prior consent (collectively, “Contaminants”). The Company and its Subsidiaries use commercially reasonable measures designed to prevent the introduction of Contaminants into Company Offerings, in accordance with procedures that are customarily used in the Company’s industry. To the knowledge of the Company, no warranty, indemnification requests or other claims have been asserted against the Company or any of its Subsidiaries in writing, and the Company and the Company’s Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such requests or other claims related to any Company Offerings.

(h)    The Company’s and its Subsidiaries’ use, incorporation, modification, linking, calling, hosting and distribution of (i) Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. Neither the Company nor its Subsidiaries have used, incorporated, modified, linked, called, hosted or otherwise distributed any Open Source Materials in a manner that requires any Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP to be subject to any Copyleft Terms.

(i)    No Source Code for any Software or material proprietary artificial intelligence models or collections of data included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) (and to the knowledge of the Company, as of the date hereof, no event has occurred and no circumstance or condition exists, that could reasonably result in such duty or obligation) to deliver, license, or make available, any such Source Code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the Ordinary Course of Business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company possesses all (x) Source Code for all Software owned or purported to be owned by the Company and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.

(j)    Each current or former officer and employee of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property in the course of such officer’s or employee’s employment with the Company or its Subsidiaries, and each current or former consultant or other individual service provider of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property for the Company in the course of such consultant’s or service providers’ engagement with the Company or its Subsidiaries (in each case, including by contributing to, modifying, or improving Company Owned IP) (such Intellectual Property authored, delivered, or developed, “Developed IP”, and such officers, employees, consultants and individual service providers, “Company Service Providers”) has executed a valid and enforceable proprietary information and inventions agreement, certificate of authorship, or consultant, contractor or other agreement assigning to the Company or its Subsidiaries all of such Company Service Provider’s rights in such Developed IP, and no Person other than the Company or any of its Subsidiaries owns or purports to own (whether exclusively, jointly with another Person or otherwise), or otherwise possesses any rights to enforce or exclusive rights to exploit, any such Intellectual Property. No Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.

(k)    Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, other than with respect to Contracts entered into between the Purchaser or its Affiliates and a third party prior to Closing, (i) any material limitation on the Purchaser’s, the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) the Purchaser or the Company or its Subsidiaries being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Intellectual Property, (iii) the Purchaser or the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any Company Intellectual Property, or (iv) otherwise result in the loss, forfeiture, termination, or impairment of any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

2.13    Labor. Except as set forth on Section 2.13 of the Company Disclosure Schedule:

(a)    In the past five (5) years, (i) neither the Company nor any of its Subsidiaries is or has been a party to or bound by any Labor Agreement, (ii) no such Labor Agreement is being or has been negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the knowledge of the Company, has requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past five (5) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, labor arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)    Each of the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, pay transparency, background checks, drug testing, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.

(c)    The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)    In the past five (5) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Labor Agreement, (iii) notice of any material charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress, or (v) written notice (including notice via electronic means) of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(e)    To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries at the level of Director or above has notified the Company of their intention to terminate their employment.

(f)    The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g)    To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a third party relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.

(h)    Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries in their capacities as such.

(i)    In the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations of employment. Except as set forth on Section 2.15(i) of the Company Disclosure Schedule, in the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(j)    Except as would not result in material liability to the Company or its Subsidiaries taken as a whole: (i) all current and former employees of the Company and its Subsidiaries are, and for the past five (5) years have been, properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and consultants of the Company or its Subsidiaries have been properly classified and treated as independent contractors under applicable Laws.

(k)    The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable immigration and visa Laws, and to the knowledge of the Company after proper verification of any applicable employee documentation, all current and former employees of the Company and its Subsidiaries in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986 and other applicable Laws.

2.14    Litigation. Except as set forth on Section 2.14 of the Company Disclosure Schedule, (a) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings, against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the Ordinary Course of Business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Order imposed or, to the knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

2.15    Compliance with Laws.

(a)    Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance with all applicable Laws in all material respects.

(b)    The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.

(c)    For the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

2.16    Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as set forth in Section 2.16 of the Company Disclosure Schedule, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company as in effect as of the date hereof have been made available to Purchaser.

2.17    Related Party Transactions.

(a)    Except as set forth on Section 2.18(a) of the Company Disclosure Schedule, no (i) employee, officer or director of the Company or any of its Subsidiaries, (ii) holder of securities or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.

(b)    Except as set forth on Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company, no officer, director, employee, holder of securities or derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).

2.18    Sanctions and Customs & Trade Laws Compliance.

(a)    The Company and its Subsidiaries, and their respective directors, officers and, to the knowledge of the Company, employees, and Representatives, in each case to the extent acting on behalf of the Company or its Subsidiaries, (i) are, and have been for the past five (5) years, in compliance in all material respects with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.

(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years been, a Sanctioned Person or Restricted Person or (ii) has unlawfully transacted business directly or indirectly with any Restricted Person, Sanctioned Person or in any Sanctioned Country.

(c)    The Company has determined that, as of the date hereof, none of the Company or any of its Subsidiaries (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, none of the Company or any its Subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.

2.19    Brokerage Fees. There are no contracts, agreements or understandings between the Company or any Subsidiary and any person that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Securities.

2.20    Customers.

(a)    Section 2.20 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top seven (7) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) customers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Customers”).

(b)    Except as set forth on Section 2.20 of the Company Disclosure Schedule, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

2.21    Suppliers.

(a)    Section 2.21 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Suppliers”).

(b)    Except as set forth on Section 2.21 of the Company Disclosure Schedule, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

2.22    Privacy and Data Security.

(a)    The Company and its Subsidiaries are in compliance in all material respects with, and during the past five (5) years have been in compliance in all material respects with, (i) all applicable Laws relating to the Processing of Personal Information collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, cybersecurity, data security, and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”). There are not, and have not been, any Legal Proceedings by any Person, or any investigations by any Governmental Authority, pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect Personal Information within their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through administrative, technical, and physical safeguards.

(b)    The Company IT Systems as currently owned, leased or licensed by the Company and its Subsidiaries are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted. During the past five (5) years, (i) there have been no security breaches of the Company IT Systems, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s or its Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity and data security practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environments to identify any cybersecurity threats, and have remediated any and all material vulnerabilities identified through such tests and assessments.

(c)    The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, Personal Information in their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through written internal and external policies and procedures, and organizational, administrative, technical, and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor any third Person controlling any Company IT System, has (i) experienced any incident in which any Personal Information or Customer Data was stolen, lost, or improperly accessed, used, modified, disclosed, or otherwise misused, including in connection with a breach of security or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(d)    The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.

2.23    No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan.

2.24    Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material license held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 2.3 of the Company Disclosure Schedule; provided, that such amendment, replacement or reissuance does not materially affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after the Closing. Section 2.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

2.25    Environmental Matters.

(a)    The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)    There has been no material release of any Hazardous Materials (i) at, in, on or under any Company Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Company Property or (ii) to the knowledge of the Company, at, in, on or under any real property formerly owned, leased or operated by the Company or any of its Subsidiaries during the time that the Company or its Subsidiaries owned, leased or operated such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)    Neither the Company nor its Subsidiaries are subject to any current Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)    No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(e)    The Company has made available to the Purchaser all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

2.26    Anti-Corruption Compliance.

(a)    For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or, to the knowledge of the Company, agent, in each case while acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.

(b)    For the past five (5) years, to the knowledge of the Company, there have been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

2.27    Investment Company Status. Neither the Company nor and of its Subsidiaries is, and after giving effect to the sale of the Notes and the application of the proceeds thereof, will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”).

2.28    Valid Issuance of Securities. The Notes that may be issued to the Purchaser hereunder have been duly authorized by all necessary corporate action of the Company and, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and free of restrictions on transfer other than restrictions on transfer under the Note Documents, or under applicable United

States federal and state securities laws. Based in part upon the representations of the Purchaser in this Agreement, the Securities will be issued in compliance with all applicable foreign, federal and state securities laws. The Class A Common Stock issuable upon conversion of the Notes has been duly authorized and validly reserved for issuance up to the Available Reserve and, upon issuance in accordance with the terms of the Note Documents, will be duly and validly issued, fully paid and nonassessable, free of pre-emptive or similar rights and free of restrictions on transfer other than restrictions on transfer under the Note Documents and under applicable securities laws, and will be issued in compliance with all applicable foreign, federal and state securities laws.

2.29    Private Placement.

(a)    Subject in part to the truth and accuracy of the Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Securities, including the conversion of the Notes into Class A Common Stock, as contemplated by this Agreement, is exempt from the registration requirements of the Securities Act, and neither the Company, any of its Subsidiaries nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemption.

(b)    Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of issue and sale of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

2.30    Subsidiary Distributions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as required by the terms of the Company’s or any Subsidiary’s indebtedness.

2.31    Solvency.

(a)    The Company and its consolidated Subsidiaries, taken as a whole, are not “insolvent” (as such term is defined in Section 101(32) of the United States Bankruptcy Code (Title 11 of the United States Code)).

(b)    No transfer of property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Note Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Subsidiaries.

3.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1    Organization; Authorization. The Purchaser represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2    Governmental Approvals; No Conflicts.

(a)    The execution and delivery of this Agreement by the Purchaser will not: (i) conflict with or result in any breach of the certificate of incorporation and bylaws or similar organizational documents of the Purchaser; (ii) assuming approvals and authorizations contemplated by of Section 3.2(b) have been obtained and all filings and notifications have been made, conflict with or result in a violation by the Purchaser of any Law to which the Purchaser is subject, except for any violation that will not prevent or materially impede or delay the consummation of the transactions hereunder by the Purchaser.

(b)    The Purchaser is not required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from any Governmental Authority in connection with the execution, delivery or performance of this Agreement, other than any required filings pursuant to the Exchange Act or the rules of the SEC.

3.3    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that, other than as contemplated by the terms of the Merger Agreement, the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. The Purchaser represents that it has full power and authority to enter into and perform its obligations under this Agreement and the Notes. The Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

3.4    Restricted Securities. The Purchaser understands that the offer, sale and issuance of the Securities have not been, and will not be, except to the extent contemplated hereby, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth herein.

3.5    Restrictions and Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a)    “THE ISSUE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

(b)    Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.6    Sophisticated Investor. Purchaser is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. Purchaser further acknowledges that there have not been, and Purchaser hereby agrees that there have not been, any representations, warranties, covenants or agreements made to Purchaser by the Company or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement, and Purchaser hereby represents and warrants that it is relying solely upon its own independent investigation and the representations, warranties and covenants of the Company and its Subsidiaries contained herein. Purchaser acknowledges and agrees that Purchaser has received, and has had an adequate opportunity to review, such information as Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company and its Subsidiaries. Purchaser represents and agrees that Purchaser and Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.

4.    Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Notes from the Company under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

4.1    Notice. The Company shall have delivered to the Purchaser an irrevocable Draw Notice not less than ten (10) Business Days prior to the date of the applicable Closing, which Draw Notice shall (i) include a current 13-week cash flow forecast of the Company (the “Cash Flow Forecast”) prepared by the Company in accordance with its ordinary course of business and consistent with past practice and in substantially the form previously provided to the Purchaser or any of its Affiliates prior to the date hereof, and (ii) specify the Company’s intended use of proceeds, which shall be consistent with the Cash Flow Forecast.

4.2    Draw Limit. During the thirty (30) day period preceding the applicable Closing, but including the date of such Closing, the Company shall not have issued to the Purchaser Notes with an aggregate principal balance of more than $12,000,000.00, including the principal amount of any Note the Company seeks to issue at such Closing.

4.3    Minimum Cash Balance. The Company shall have provided the Purchaser with evidence, in form and substance reasonably satisfactory to the Purchaser, that immediately prior to the applicable Closing, the Company’s Available Cash Balance is less than the Minimum Cash Balance.

4.4    Representations and Warranties.

(a)    The representations and warranties of the Company contained in Section 2 (other than the Designated Representations) will, if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).

(b)    Each of the Designated Representations will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the applicable Closing as if made on and as of such Closing (other than any Designated Representation made as of a specific earlier date, which will have been true and correct in all respects as of such earlier date).

4.5    Performance. The Company will have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before the applicable Closing and after giving effect to the issue and sale of the Note, and no Default or Event of Default will have occurred and be continuing. The Company or any of its Subsidiaries shall not have breached in any material respect any of the provisions of the Merger Agreement.

4.6    Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of the Notes will be obtained and effective as of the applicable Closing.

4.7    Counterparts of Agreement. The Purchaser (or its Counsel) will have received from the Company, either (i) a counterpart of this Agreement signed on behalf of the Company or (ii) written evidence satisfactory to the Purchaser (which may include telecopy transmission of a signed signature page of this Agreement) that the Company has signed a counterpart of this Agreement.

4.8    Note. The Company will have executed and delivered the applicable Note.

4.9    Financial Officer Certificate. The Company will have furnished to the Purchaser a certificate of the Company, signed by the Company’s Chief Financial Officer, dated as of the applicable Closing, to the effect that:

(a)    the representations and warranties of the Company in this Agreement (other than the Designated Representations), if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, were true and correct as of the date of this Agreement, and are true and correct on and as of the date of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date) and, if not so qualified, were true and correct in all material respects as of the date of this Agreement, and are true and correct in all material respects on and as of the date of the applicable Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date);

(b)    each of the Designated Representations were true and correct in all respects as of the date of this Agreement and are true and correct on and as of the date of the applicable Closing as if made on and as of such Closing (other than any Designated Representation made as of a specific earlier date, which is true and correct in all respects as of such earlier date);

(c)    the Company has complied with all the agreements and satisfied all the conditions on its part under this Agreement and the Merger Agreement to be performed or satisfied at or prior to the applicable Closing;

(d)    since the Balance Sheet Date and as of the applicable Closing, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect; and

(e)    immediately prior to the applicable Closing, the Company’s Available Cash Balance is less than the Minimum Cash Balance.

4.10    Proceedings and Documents. All corporate and other proceedings in connection with the transactions hereunder will have been taken, and all documents and instruments incident to such transactions will be satisfactory in substance and form to the Purchaser, and the Purchaser will have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.11    Corporate and Additional Matters. The Purchaser (or its Counsel) will have received such documents and certificates as the Purchaser (or its Counsel) may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions hereunder, and an officer’s certificate or certificates covering such other matters as may be reasonably requested by the Purchaser, all in form and substance reasonably satisfactory to the Purchaser.

4.12    Nasdaq Listing of Additional Shares Notification. The Company will have filed a “Listing of Additional Shares” notification form and any required supporting documentation relating to the Class A Common Stock to be issued upon conversion of the Securities with the Nasdaq.

4.13    Funding Instructions. The Company will have provided the Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the Note, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the applicable Note is to be deposited.

4.14    Merger Agreement. The Merger Agreement shall be in full force and effect as of the applicable Closing.

4.15    Merger. The consummation of the Merger and the other transactions contemplated by the Merger Agreement has not occurred.

4.16    No Adverse Recommendation Change. The Company Board shall not have made an Adverse Recommendation Change.

5.    Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions, unless otherwise waived:

5.1    Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 will, if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).

5.2    Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the applicable Closing will have been performed or complied with in all material respects.

5.3    Compliance Certificate. An officer of the Purchaser will have delivered to the Company at the applicable a Closing certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

6.    Covenants.

6.1    Covenants of the Company Applicable Until the Notes are Converted or Repaid. Until all of the Notes have been converted or the principal of and interest on the Notes and all fees payable hereunder and thereunder have been paid in full, the Company covenants and agrees with the Purchaser and for the benefit of the Purchaser that:

(a)    Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal of and interest on the Notes in accordance with the terms herein and in the Notes.

(b)    Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries will not be required to preserve any such right or franchise, and none of the Company’s Subsidiaries will be required to preserve its existence if the Company’s or such Subsidiary’s, as applicable, board of directors, or comparable managers, determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as applicable, and that the loss thereof is not disadvantageous in any material respect to the Purchaser, and the Company will be permitted to enter into or consummate any Change of Control that otherwise complies with this Agreement (including the Merger pursuant to the Merger Agreement), provided that the Company shall comply with the terms of this Agreement and the Notes in connection with any such Change of Control.

(c)    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or of its Subsidiary, as applicable, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.1(c) will prevent the Company or its Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole.

(d)    Maintenance of Authorizations, Licenses and Leases. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and renew, as required in the ordinary course, all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities to conduct its business or the business of any Subsidiary; provided, however, that nothing in this Section 6.1(d) will prevent the Company or its Subsidiaries from deciding not to preserve or renew such licenses, certificates, permits or other authorizations if such decision is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole

(e)    Payment of Taxes and Other Claims. The Company will, and will cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same will become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or Property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the Property of the Company or any Subsidiary; provided, however, that the Company and its Subsidiaries will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. The Company will pay any transfer taxes or other similar fees or charges under federal Law or the Laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities hereunder.

(f)    Use of Proceeds. The proceeds of the sale of the Notes will be used solely for general corporate purposes in the ordinary course of business consistent with past practice and the most recent Cash Flow Statement and intended use of proceeds delivered to the Purchaser pursuant to Section 4.1. Any other use of proceeds from the sale of the Notes shall require the prior written consent of the Purchaser.

(g)    SEC Reports. So long as any portion of the Notes remains outstanding, the Company shall furnish to the Purchaser, at the same time as such reports are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act), copies of any annual, quarterly or current reports (on Form 10-K, Form 10-Q, or Form 8-K or any respective successive form) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act

(excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC). Any such document or report that the Company files with the SEC via the SEC’s EDGAR system (or any successor thereto) shall be deemed to be furnished to the Purchaser for purposes of this Section 6.1(g) at the time such documents are filed via the EDGAR system (or any successor thereto).

(h)    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not, nor will it permit any of its Subsidiaries to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchaser, but will suffer and permit the execution of every such power as though no such law had been enacted.

(i)    Insurance. At all times the Company will, and will cause each of its Subsidiaries to, keep its insurable properties insured by financially sound and reputable insurers in such amounts and against such risks that the Company reasonably believes are adequate for the business in which it is engaged.

(j)    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with applicable Laws, whether now in effect or hereinafter enacted.

(k)    Investment Company Act. The Company will not, nor will it permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act.

(l)    SEC Reporting and National Securities Exchange.

(i)    So long as any portion of the Notes or any Registrable Securities remain outstanding, the Company will file all Company SEC Reports required to be filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act. The Company warrants that each such Company SEC Report (i) shall be filed on a timely basis (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act) and (ii) shall comply, when filed, as to form and content in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Report, each as in effect on the date filed.

(ii)    The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to maintain the listing and trading of the Class A Common Stock on the Nasdaq, for so long as the Company qualifies for such listing under the rules and regulations of the Nasdaq and comply in all material respects with the Company’s reporting, filing and other obligations, under the rules and regulations of the Nasdaq. The Company will promptly provide the Purchaser copies of any notices it receives from the Nasdaq regarding the continued eligibility of the Class A Common Stock for listing on such exchange.

(m)    Ranking. The Indebtedness evidenced by the Notes shall be senior in right of payment to all of the Company’s other Indebtedness (other than trade credit, payables incurred in the ordinary course of business and Permitted Indebtedness (excluding intercompany indebtedness), which may be pari passu with, but not senior to, the Indebtedness evidenced by the Notes). So long as any Note is outstanding, the Company will not (either directly or by amendment, merger, consolidation, or otherwise): (i) issue, create or authorize the creation of any debt instrument that constitutes Indebtedness and has rights, preferences or privileges (in any case, with respect to interest rate or repayment terms, timing and manner of payment, security interest or priority of payment) senior to or pari passu with the Notes (not including trade credit or payables incurred in the ordinary course of business); or (ii) incur, assume or suffer to exist any Indebtedness that is secured by any assets of the Company or its Subsidiaries (other than by Permitted Liens); provided however that each of the Company and any of its Subsidiaries may issue, create or authorize the creation of (each of the following “Permitted Indebtedness”): (i) intercompany indebtedness, (ii) Indebtedness in respect of workers’ compensation claims, disability, health or other employee benefits, unemployment or self-insurance obligations, (iii) Indebtedness incurred in the ordinary course of business and consistent with past practice with corporate credit cards, merchant cards, purchase cards, debit cards and other similar instruments in an amount not to exceed $500,000 at any time outstanding, (iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days of notification to the Company of its incurrence; and (v) Indebtedness of the Company or any Subsidiary consisting of (a) the financing of insurance premiums with the providers of such insurance or their affiliates, (b) customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods or services purchased or (c) taxes, assessments or governmental charges to the extent such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and (vi) subject to written approval by the Purchaser, Indebtedness incurred to finance the acquisition of assets to be provided to customers under “robots as a service” arrangements so long as such Indebtedness does not exceed the costs of the assets so financed and such Indebtedness does not exceed $2,000,000 for any individual financing arrangement or lending facility, or $5,000,000 in the aggregate for all such Indebtedness.

(n)    Stockholder Approval.

(i)    In connection with the Company Meeting (as defined in the Merger Agreement), the Company shall (a) include in the Proxy Statement (as defined in the Merger Agreement) a proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares of Class A Common Stock to a sufficient number of shares of Class A Common Stock to permit the conversion, in accordance herewith, of the maximum number of shares of Class A Common Stock issuable upon conversion of the Notes (the “Authorized Share Proposal”), (b) shall include in the Proxy Statement a recommendation of the Company’s board of directors that the Company’s stockholders approve the Authorized Share Proposal and (c) use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of the Authorized Share Proposal and to obtain approval of the Authorized Share Proposal from the Company’s stockholders (the “Stockholder Approval”).

(ii)    In the event that the Merger Agreement is terminated without consummation of the Merger (the “Termination Event”), the Company shall (a) as promptly as reasonably practicable after the Termination Event, take all action necessary in accordance with the General Corporation Law of the State of Delaware and the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of the Company’s stockholders as promptly as reasonably practicable after the Termination Event (which meeting shall in no event be scheduled initially for a date that is later than the 60th day following the Termination Event without the written consent of the Purchaser), for the purpose of obtaining the Stockholder Approval, (b) shall include in the proxy statement for such stockholder meeting a recommendation of the Company’s board of directors that the Company’s stockholders approve the Authorized Share Proposal and (c) use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of the Authorized Share Proposal and to obtain the Stockholder Approval. If, despite the Company’s reasonable best efforts, the Stockholder Approval is not obtained at the first stockholder meeting held pursuant to this Section 6.1(n)(ii), the Company shall cause an additional stockholder meeting to be held semiannually thereafter to seek the Stockholder Approval until the earlier of (x) the date on which the Stockholder Approval is obtained and (y) the date on which none of the Notes are outstanding.

6.2    Covenants of the Company and the Purchaser.

(a)    Regulatory Approvals. Each party will use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Authority with respect to this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the conversion of the Securities into Class A Common Stock, and to submit promptly any additional information requested by any such Governmental Authority. If, following any Termination Event, all required regulatory approvals to the issuance of Class A Common Stock upon conversion have not been obtained, within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its reasonable best efforts to obtain, and pursuant to this Section 6.2(a), cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals.

7.    Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

7.1.    failure to pay principal of the Notes on the Maturity Date; or

7.2.    failure to deliver the required shares of Class A Common Stock upon conversion of the Notes in the applicable time period set forth in Section 10.2 and such failure continues for ten (10) days; or

7.3.    failure to perform, or breach of, any covenant or warranty of the Company in this Agreement (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and continuance of such default or breach for a period of thirty (30) days (or sixty (60) days with respect to a default under Section 6.1(g), 6.1(l)(i) or 9.11) after there has been given, by registered or certified mail, to the Company by the Purchaser or holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

7.4.    the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

7.5.    the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking by the Company of any action for the purpose of effecting any of the foregoing; or

7.6.    any Note Document is held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect (other than pursuant to the terms of this Agreement);

7.7.    failure to perform, or breach of, the covenants provided in Section 6.1(m); or

7.8.    a material breach, or a material failure to perform by the Company or any of its Subsidiaries of any of the provisions of the Merger Agreement and continuance of such material breach or material failure for a period of twenty (20) days after there has been given, by registered or certified mail, to the Company by the Purchaser or holders of at least 25% in principal amount of the Notes a written notice specifying such material breach or material failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

8.    Remedies on Default.

8.1    Acceleration of Maturity. If an Event of Default with respect to any Note occurs and is continuing, the Purchaser or the holders of at least 25% in principal amount of the outstanding indebtedness under the Notes may declare the principal amount of the Notes to be due and payable immediately by written notice to the Company. Notwithstanding the foregoing, if an Event of Default specified in Sections 7.4, 7.5, 7.6, 7.7 or 7.8 occurs and is continuing, then the Notes will automatically become immediately due and payable without further act by the Purchaser or the holders.

8.2    Rescission and Annulment. At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Notes, by written notice to the Company, may rescind and annul such declaration and its consequences if the Company has cured or the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Notes have waived all Events of Default. No such rescission will affect any subsequent default or impair any right consequent thereon.

8.3    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Notes will have become or have been declared immediately due and payable under Section 8.1, the holder of any portion of the indebtedness under the Notes at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

9.    Registration Rights.

9.1    Demand Registrations.

(a)    Request for Registration. In case the Company receives from either (a) the Purchaser or any of its Affiliates or (b) in the case of Registrable Securities Holders that are not the Purchaser or any of its Affiliates, Registrable Securities Holders who, in the aggregate, hold not less than 10% of the Registrable Securities then outstanding, a written request (a “Demand Request”) that the Company effect any registration, qualification or compliance with respect to all or part of such Registrable Securities Holders’ Registrable Securities (such Registrable Securities Holders, the “Initiating Holders”), the reasonably anticipated aggregate offering price, before underwriting discounts and commissions, of which would exceed $10.0 million or, if less than $10.0 million, such Demand Request is for all outstanding Registrable Securities, the Company will:

(i)    promptly give written notice of the proposed registration, qualification or compliance to all other Registrable Securities Holders; and

(ii)    as soon as practicable, use its reasonable best efforts to effect such registration, qualification or compliance (including appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in the Demand Request, together with all or such portion of the Registrable Securities of any Registrable Securities Holder or Registrable Securities Holders joining in the Demand Request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be required to effect more than four (4) registrations pursuant to this Section 9.1 in any twelve (12) month period. Notwithstanding the foregoing, the Company will not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.1 if, within two (2) Business Days of the date of the Demand Request, the Company delivers to such Registrable Securities Holder a certificate signed by the President and Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its reasonable best efforts to register, qualify or comply under this Section 9.1 will be deferred for a period not to exceed forty-five (45) consecutive days from the date of receipt of the Demand Request; provided, however, that the Company may not exercise this deferral right more than twice per twelve (12) month period.

Subject to the foregoing, the Company will file a registration statement covering the Registrable Securities so requested to be registered within thirty (30) days after receipt of the Demand Request.

(b)    Underwriting. In the event that the Demand Request requests a registration pursuant to this Section 9.1 be for an Underwritten Offering, including solely at the request of the Purchaser and any of its Affiliates, the Company will so advise the Registrable Securities Holders as part of the notice given pursuant to Section 9.1(a)(i), and the right of any Registrable Securities Holder to registration pursuant to Section 9.1 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering to the extent requested will be subject to the limitations provided herein.

Notwithstanding any other provision of this Section 9.1, if the managing underwriter(s) advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Underwritten Offering will be allocated as follows: (i) first, to all Registrable Securities requested to be included by the Purchaser and its Affiliates; (ii) second, and only if all the securities referred to in clause (i) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; and (iii) third, and only if all the securities referred to in clauses (i) and (ii) have been included, to any shares of the Company Common Stock required to be included pursuant to the terms of the Existing Registration Rights Agreements, if any; provided, however, that the number of shares of Registrable Securities of the Purchaser and its Affiliates to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.

(c)    Short Form Registrations. Requests for registration of Registrable Securities pursuant to Section 9.1(a) will be on Form S-3 or any similar or successor short form registration (“Short-Form Registrations”) whenever the Company is permitted to use any applicable short-form. The Company will use its reasonable best efforts to continue to make Short-Form Registrations available for the sale of Registrable Securities.

To the extent the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) (a “WKSI”), the Company will file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act (“Automatic Shelf Registrations”)) on Form S-3, which covers those Registrable Securities which are requested to be sold. The Company will use its reasonable best efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such Automatic Shelf Registration is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the Automatic Shelf Registration is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the Automatic Shelf Registration has been outstanding for at least three (3) years, at the end of the third year, if eligible, the Company will refile a new Automatic Shelf Registration covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status and the Company determines that it is not a WKSI, the Company will promptly give written notice to all Registrable Securities Holders and use its reasonable best efforts to refile the Shelf Registration on Form S-3 or, if such form is not available, Form S-1, and use the Company’s reasonable best efforts to have such registration statement declared effective as promptly as practicable after the date the Automatic Shelf Registration is no longer useable by the Registrable Securities Holders to sell their Registrable Securities and to keep such registration statement effective during the period during which such registration statement is required to be kept effective. The Company will, at the request of any Registrable Securities Holder, file any post-effective amendments to such Automatic Shelf Registration and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Registrable Securities Holder.

(d)    Effective Registration. No registration pursuant to this Section 9.1 will be deemed to have been effected if (i) during such period, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Underwritten Offering are not satisfied other than by reason of a misrepresentation or breach of such applicable underwriting agreement by a participating Registrable Securities Holder.

9.2    Piggyback Registrations.

(a)    Notice of Registration. If at any time or from time to time after obtaining Stockholder Approval the Company determines to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than a registration relating solely to employee benefit plans, the Company will:

(i)    promptly give to each Registrable Securities Holder written notice thereof (but no later than fifteen (15) days before the anticipated filing date of any such registration);

(ii)    subject to the rights of the parties to the Existing Registration Rights Agreements, include in such registration (and any related qualification under blue sky laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Registrable Securities Holder.

(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an Underwritten Offering, the Company will so advise the Registrable Securities Holders as a part of the written notice given pursuant to Section 9.2(a)(i). In such event the right of any Registrable Securities Holder to registration pursuant to Section 9.2 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering will be limited to the extent provided herein.

(c)    Reduction of Piggyback Registration. Notwithstanding any other provision of this Section 9.2, if the managing underwriter(s) determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter(s) may allocate the Registrable Securities to be included in such Underwritten Offering, and the number of shares of Class A Common Stock or other securities to be offered by the Company that may be included in the Underwritten Offering as follows:

(i)    If the Underwritten Offering is undertaken for the Company’s account, (A) first, to (a) any shares of the Company Common Stock required to be included pursuant to the terms of the Existing Registration Rights Agreements, (b) all Registrable Securities requested to be included by the Purchaser and its Affiliates and (c) newly issued shares of Class A Common Stock to be offered by the Company, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), as nearly as practicable and (B) second, and only if all the securities referred to in clause (A) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; provided, however, that the number of (a) shares of Registrable Securities of the Purchaser and its Affiliates and (b) the number of newly issued shares of Class A Common Stock to be offered by the Company to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. To the extent that marketing factors require further limitation of the numbers of shares to be underwritten after such exclusion, the shares of Registrable Securities to be offered by the Purchaser and its Affiliates, and the newly issued shares of Class A Common Stock offered by the Company will be reduced, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), from the Underwritten Offering. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.

(ii)    If the Underwritten Offering is undertaken for holders of the Company’s securities pursuant to the Existing Registration Rights Agreements, (A) first, to shares of Class A Common Stock or other equity securities, if any, of such participating persons or entities under the Existing

Registration Rights Agreements, other than the holders of Registrable Securities, which can be sold without exceeding such limitation of the number of shares to be underwritten (the “Maximum Number of Securities”), (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Purchaser and its Affiliates exercising their rights to register their Registrable Securities pursuant to this Section 9.2, which can be sold without exceeding the Maximum Number of Securities, (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any, which can be sold without exceeding the Maximum Number of Securities, and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

9.3    Underwritten Offerings.

(a)    Demand Registrations. For any Underwritten Offering pursuant to Section 9.1 above, a majority in interest of the Initiating Holders will have the right to select the managing underwriter(s) or underwriters to administer such offering (but subject to the Company’s reasonable approval). If requested by the underwriters, the Company and each Registrable Securities Holder participating in such registration will enter into an underwriting agreement with the managing underwriter(s), such agreement to be reasonably satisfactory in substance and form to the Company, the Initiating Holders and the underwriters, and, unless consented to by Initiating Holders, to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 9.14. The Company will cooperate with the Registrable Securities Holders of the Registrable Securities proposed to be distributed by such underwriters in any such Underwritten Offering in the negotiation of the underwriting agreement, and the Purchaser will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Registrable Securities Holders of the Registrable Securities to be distributed by such underwriters will be parties to such underwriting agreement, which underwriting agreement will, unless consented to by the Initiating Holders, (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.

(b)    Piggyback Registrations. For any Underwritten Offering pursuant to Section 9.2 above, the Company will have the right to select the managing underwriter(s) or underwriters to administer such offering. For such an offering, the Registrable Securities Holders whose Registrable Securities are to be distributed by such underwriters will be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement will (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in secondary underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.

(c)    Participation in Underwritten Registrations. Subject to the provisions of Sections 9.3(a) and 9.3(b) above, no Person may participate in any Underwritten Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by: (i) the Purchaser or one of its Affiliates, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser or any of its Affiliates is participating in such registration (regardless of whether the Purchaser or any of its Affiliates initiated the Demand Request), (ii) the majority of Initiating Holders, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser and its Affiliates are not participating in such registration, or (iii) the Company, in the case of a registration of which the Company gives notice pursuant to Section 9.2 above.

(d)  Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 9.1, the price, underwriting discount and other financial terms for the Registrable Securities will be determined by a representative selected by majority in interest of the Initiating Holders. In the case of an Underwritten Offering under Section 9.2, the price, underwriting discount and other financial terms for the offering will be determined jointly by the Company and the Purchaser, to the extent the Purchaser participates in such offering.

9.4  Holdback Agreements. If requested by the managing underwriter(s) of an Underwritten Offering of the Company’s equity securities, any Registrable Securities Holders participating in such offering will not sell or otherwise transfer or dispose of any Registrable Securities (other than the Underwritten Offering) during the period ten (10) days prior to and ninety (90) days following the pricing date of the offering of the Company’s securities, and if requested by any such underwriter(s), such Registrable Securities Holders will reconfirm such agreement in writing prior to any such offering; provided, however, that no participating Registrable Securities Holder will be relieved of such obligation in any respect unless all participating Registrable Securities Holders are relieved in the same respect.

9.5  Limitations on Subsequent Registration Rights. From and after the Closing, the Company will not enter into any agreement granting any holder or prospective holder of any securities of the Company, registration rights with respect to such securities without the written consent of the holders of a majority of the Registrable Securities then outstanding, unless such other registration rights are subordinate to the registration rights granted to the Registrable Securities Holders hereunder and the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.

9.6  Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 9.1 and 9.2 will be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Registrable Securities Holders will be borne by the Registrable Securities Holders of such securities pro rata on the basis of the number of shares so registered.

9.7  Blackout Period. In the case of a registration of Registrable Securities pursuant to Section 9.1 for an Underwritten Offering, the Company agrees, if requested by the Purchaser and its Affiliates or the managing underwriter(s), not to effect any public sale or distribution of any securities that are the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by the Purchaser or any of its Affiliates, or such managing underwriter(s)) after, the effective date of the registration statement filed in connection with such registration (or, in the case of an offering under a Shelf Registration, the date of the underwriting agreement in connection therewith). Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above, and during the periods described above, if such sale or distribution is made pursuant to the Existing Registration Rights Agreements or registrations on Form S-4 or S-8 or any successor or similar form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. Subject to Section 9.4, if after the date hereof the Company grants any Person (other than a Registrable Securities Holder of Registrable Securities) any rights to demand or participate in a registration of equity securities, the Company agrees that the agreement with respect thereto will include such Person’s agreement to comply with any blackout period required by this Section 9.7 as if it were the Company hereunder.

9.8  Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 9, the Company will keep each Registrable Securities Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a)  prepare and file with the SEC a registration statement and such amendments and supplements thereto as may be necessary or appropriate with respect to such securities and use its reasonable best efforts to cause such registration statement to become effective (unless it is automatically effective upon filing); and before filing such a registration statement or prospectus or any amendments or supplements thereto (excluding documents incorporated by reference), furnish to all Registrable Securities Holders and the underwriters or other distributors, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and, if requested by any Registrable Securities Holder, one set of the exhibits incorporated by reference, and all Registrable Securities Holders and their respective counsels will have a reasonable amount of time (but no less than five (5) Business Days) to review and comment on such registration statement and each such prospectus (and each amendment or supplement thereto) before it is filed with the SEC;

(b)  use its reasonable best efforts to keep such registration statement effective for (i) at least one hundred eighty (180) days or until the distribution described in such registration statement has been completed, whichever first occurs, or if such registration statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) in the case of a Shelf Registration, for a period of two (2) years after the effective date of such registration statement (or if (x) such registration statement is not effective for any period within such years or (y) such registration statement or any prospectus included in such registration statement is unusable for any period within such years because such registration statement or prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, then such two (2) year period will be extended by the number of days during such period when such registration statement is not effective or such registration statement or prospectus is unusable); provided, however, that in the case of clause (ii), the Company will not be deemed to have used its reasonable best efforts to keep such registration statement effective during the two (2) year period if the Company voluntarily takes any action or omits to take any action that would result in the Registrable Securities Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such registration statement during the two (2) year period, unless such action or omission is required by applicable law;

(c)  furnish to the Registrable Securities Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Registrable Securities Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

(d)  use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the Registrable Securities Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject;

(e)  enter into and perform all obligations under such customary agreements (including, in an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in an underwritten public offering) and take all such other actions as the Initiating Holders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities, including, but not limited to:

(i)  making such representations, warranties, agreements and indemnities to or in favor of the Registrable Securities Holders participating in such registration, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten public offerings;

(ii)  obtaining for delivery to the Registrable Securities Holders participating in such registration and to the underwriter(s), if any, an opinion or opinions from counsel for the Company dated the effective date of the applicable registration statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions will be reasonably satisfactory to such Registrable Securities Holders or underwriter(s), as the case may be, and their respective counsel;

(iii)  in the case of an Underwritten Offering, obtaining for delivery to the Company and the managing underwriter(s), with copies to the Registrable Securities Holders participating in such registration, a cold comfort letter from the Company’s independent registered public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter(s) reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement; and

(iv)  delivering such documents and certificates as may be reasonably requested by the Initiating Holders and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2 and to evidence compliance with any conditions contained in the underwriting agreement or any other agreement entered in connection with such registration;

(f)  notify each Registrable Securities Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)  use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final prospectus;

(h)  promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) and the Initiating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(i)  use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(j)  cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(k)  make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority in interest of the Initiating Holders, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Registrable Securities Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such registration statement as will be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 9.8(k) will agree to hold such information in strict confidence, will take such actions as are reasonably necessary to protect the confidentiality of such action and will not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company, or (z) such information is independently developed by such Person; and

(l)  in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations or similar marketing efforts that may be reasonably requested by the managing underwriter(s) and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

9.9    Shelf Take-Downs. At any time that a Shelf Registration is effective, if any of the Registrable Securities Holders delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an offering of all or part of its Registrable Securities included by it on the Shelf Registration, whether such offering is an Underwritten Offering or non-underwritten (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in the Shelf Offering, then the Company will amend or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Stockholders pursuant to this Section 9.9). In connection with any Shelf Offering:

  (a)  the Company will deliver the Take-Down Notice to all other Registrable Securities Holders included on such Shelf Registration and permit each such Registrable Securities Holder to include its Registrable Securities included on the Shelf Registration in the Shelf Offering if such Registrable Securities Holder notifies the Company within three (3) days after delivery of the Take-Down Notice to such Registrable Securities Holder; and

  (b)  in the event that the managing underwriter(s), if any, advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Shelf Offering will be limited in the same manner as is described in Section 9.1(b).

9.10  Information by Registrable Securities Holder. The Registrable Securities Holder or Registrable Securities Holders of Registrable Securities included in any registration will furnish to the Company such information regarding such Registrable Securities Holder or Registrable Securities Holders, the Registrable Securities held by them and the distribution proposed by such Registrable Securities Holder or Registrable Securities Holders as the Company may request in writing and as will be required by applicable law in connection with any registration, qualification or compliance referred to in this Section 9.

9.11  Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

  (a)  make and keep current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

  (b)  file with the SEC in a timely manner all reports required of the Company under Section 13 or 15(d) of the Exchange Act; and

  (c)  so long as a Registrable Securities Holder owns any Registrable Securities, furnish to such Registrable Securities Holder forthwith upon request a written statement by the Company as to its then current compliance with Section 9.11(a) and (b) above.

9.12  Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities granted Registrable Securities Holders under Sections 9.1 and 9.2 may be assigned to any Person in connection with any transfer or assignment of Registrable Securities by the Registrable Securities Holder, provided that: (i) such transfer may be effected in accordance with applicable securities laws, (ii) such assignee or transferee acquires at least 5% of the Registrable Securities, (iii) written notice is promptly given to the Company and (iv) such transferee agrees in writing to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to any Affiliate of a Registrable Securities Holder; provided written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement.

9.13  Termination of Registration Rights. The rights granted pursuant to this Section 9 will terminate as to any Registrable Securities Holder when such Registrable Securities Holder no longer holds any Registrable Securities.

9.14  Indemnification For Securities Offerings.

  (a)  The Company will indemnify each Registrable Securities Holder, each of such Registrable Securities Holders’ officers and directors and partners, and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Sections 9, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under the such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Registrable Securities Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Registrable Securities Holder, controlling person or underwriter and stated to be specifically for use in such prospectus.

  (b)  Each Registrable Securities Holder, severally and not jointly, will, if Registrable Securities held by such Registrable Securities Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Registrable Securities Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Registrable Securities Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Registrable Securities Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Registrable Securities Holder under this Section 9.14(b) will be limited in an amount equal to the net proceeds of the shares sold by such Registrable Securities Holder; and provided further that the indemnity agreement provided in this Section 9.14(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrable Securities Holder, which consent will not be unreasonably withheld.

  (c)  Each party entitled to indemnification under this Section 9.14 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the

Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 9.14 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action, in which case the Indemnifying Party will be relieved of its obligations under this Section 9.14 to the extent of such prejudice, and provided further, however, that if, in the reasonable judgment of the Indemnified Party, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to any claims as to which indemnity is sought and the Indemnified Party provides written notice to the Indemnifying Party that the Indemnified Party is seeking separate counsel at the expense of the Indemnifying Party, then the Indemnifying Party will not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but will instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

  (d)  If the indemnification provided for, in, or pursuant to, this Section 9.14 is due in accordance with the terms hereof but is held by a court to be unavailable or unenforceable in respect of any expenses, claims, losses, damages or liabilities (or actions in respect thereof) (except, for purposes of clarity, any exclusions to indemnification expressly provided for in Sections 9.14(a) or 9.14(b)), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, claims, losses, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions that result in such expenses, claims, losses, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations; provided, however, that no Registrable Securities Holder will be required to contribute more than its pro rata share of any such contribution. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, will be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or any omission (or alleged omission) to state therein a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of any selling Registrable Securities Holder be greater in amount than the amount of net proceeds received by such Registrable Securities Holder upon such sale or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 9.14(a) or 9.14(b) had been available under the circumstances. Notwithstanding anything in this Section 9.14(d), any Registrable Securities Holder will be required to contribute under this Section 9.14(d) to the extent, and only to the extent, that the expenses, claims, losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided by such Registrable Securities Holder.

10.  Conversion of the Notes.

  10.1     Right to Convert.

  (a)  (i) At any time after the Merger Agreement has been terminated without consummation of the Merger (the “Termination Event”), or (ii) in connection with the closing of the Merger , in each case upon not less than three (3) Business Days’ prior written notice, the holder of any Notes may convert any or all of such holder’s Notes into shares of Class A Common Stock at the Conversion Rate (as defined below); provided, that, in the event of a conversion in connection with the closing of the Merger, such conversion shall occur immediately prior to the Effective Time (as defined in the Merger Agreement). If, following the Termination Event, all required regulatory approvals to the issuance of such Class A Common Stock have not been obtained within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its reasonable best efforts to obtain, and pursuant to Section 6.3, cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals, and the Purchaser may convert any or all of the Notes at such time as may be designated by the Purchaser after all such regulatory approvals have been obtained. In the event of a Change of Control (other than in connection with the Merger and the transactions contemplated by the Merger Agreement), the holder of this Note shall have the right, at the holder’s option, to (i) require the Company to repurchase this Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note or (ii) if all required regulatory approvals to the issuance of Class A Common Stock have been obtained, immediately prior to such Change of Control, convert the aggregate principal amount of this Note into shares of Class A Common Stock at the Conversion Rate. In the event that the Class A Common Stock ceases to be listed on the Nasdaq, The Nasdaq Capital Market, The Nasdaq Global Market or the New York Stock Exchange, the holder of this Note shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note. The initial conversion rate for the Notes will be 714.2857 shares of Class A Common Stock for each $1,000 of principal (the “Conversion Rate”), subject to adjustment as set forth in Section 10.4; provided, however, that in no event other than as adjusted pursuant to Section 10.4(a)(iii), will the Conversion Rate be less than 714.2857 shares of Class A Common Stock for each $1,000 of principal.

  (b)  The Company will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the shares of Class A Common Stock upon conversion of the Notes, unless the tax is due because the holder of the Notes requests such shares of Class A Common Stock to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

  (c)  The Purchaser has the right to convert the Notes in whole or in part immediately prior to any repayment of the Notes.

  (d)  Notwithstanding anything herein to the contrary, no conversion of the Notes, in whole or in part, shall be permitted until all required regulatory approvals for the issuance of such Class A Common Stock have been applied for and obtained.

  10.2     Settlement Upon Conversion.

  (a)  Upon conversion, the Company will deliver to the Purchaser in respect of each $1,000 of principal of the Note(s) being converted a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the relevant Conversion Date.

  (b)  Notwithstanding Section 10.2(a), in the event of a conversion prior to the Stockholder Approval, (i) the Company will deliver to the Purchaser in respect of each $1,000 of principal of the Note(s) being converted a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the relevant Conversion Date, up to the Available Reserve, and (ii) the Company shall pay to the Purchaser cash in an amount equal to the product of (A) such number of shares of Class A Common Stock issuable upon conversion of the Note(s) being converted in excess of the Available Reserve and (B) the Closing Sale Price of the Class A Common Stock on the relevant Conversion Date.

  (c)  No fractional shares will be issued upon conversion. Instead, the Company will pay cash in lieu of any fractional share based on the Closing Sale Price of the Class A Common Stock on the relevant Conversion Date. All accrued and unpaid interest on the Notes or portion thereof that is converted until, but not including, the Conversion Date will be paid in cash simultaneously with the delivery of shares of Class A Common Stock upon settlement of the related conversion.

  (d)  Each conversion will be deemed to have been effected as to any portion of the Note(s) surrendered for conversion on the Conversion Date, and with respect to the shares of Class A Common Stock that are issuable upon such conversion, the Person in whose name the certificate or certificates for such shares will be registered will be treated as the holder of record of such shares as of the Close of Business on the Conversion Date.

  (e)  The Company will deliver the consideration due in respect of any conversion on the second Business Day immediately following the relevant Conversion Date.

  10.3     Conversion Procedures. To exercise its right of conversion, the Purchaser must:

  (a)  deliver a completed Conversion Notice or facsimile thereof to the Company; and

  (b)  pay all transfer or similar taxes if required to be paid by the Purchaser pursuant to Section 10.1(b) and requested by the Company.

  10.4     Conversion Rate Adjustments. The Conversion Rate will be subject to adjustments from time to time, without duplication, upon the occurrence of any of the following events:

  (a)  If the Company (i) issues solely shares of Company Common Stock as a dividend or distribution on its shares of Company Common Stock, (ii) subdivides Company Common Stock or (iii) combines Company Common Stock, the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	OS
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be;

OS0 = the number of shares of Company Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be; and

OS = the number of shares of Company Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Company Common Stock, as the case may be.

Any adjustment made under this Section 10.4(a) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this Section 10.4(a) is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Company’s board of directors determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

  (b)  If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of Company Common Stock of any rights, options or warrants entitling such holders for a period of not more than sixty (60) calendar days from the announcement date for such distribution to subscribe for or purchase shares of Company Common Stock (or securities convertible into Company Common Stock), at a price per share less than the average of the Closing Sale Prices of the Class A Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0 = the number of shares of Company Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X = the total number of shares of Company Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Company Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.

Any adjustment made under this Section 10.4(b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Company Common Stock are not delivered after the expiration of such rights, options or warrants, including because the distributed rights, options or warrants were not exercised, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Company Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 10.4(b), in determining whether any rights, options or warrants entitle the Purchaser to subscribe for or purchase shares of Company Common Stock at a price that is less than the average of the Closing Sale Prices of Class A Common Stock over the applicable ten (10) consecutive Trading Day period, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by the Company’s board of directors.

  (c)

  (i)  If an Ex-Dividend Date occurs for a distribution (a “Relevant Distribution”) of shares of the Company’s capital stock, evidences of the Company’s indebtedness or other assets or property of the Company or rights, options or warrants to acquire the Company’s capital stock or other securities, evidences of its indebtedness or other assets or property of the Company to all or substantially all holders of the Company Common Stock (excluding (A) dividends or distributions and rights, options or warrants as to which an adjustment was effected under Sections 10.4(a) or 10.4(b); (B) dividends or distributions paid exclusively in cash covered under Section 10.4(d); and (C) Spin-Offs), then the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	SP0
SP0 – FMV

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0 = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Company’s board of directors) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Company Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Any adjustment made under the above portion of this Section 10.4(c) will become effective immediately after the Close of Business on the Record Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is not so paid or made, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Company Common Stock, without having to convert its Note(s), the amount and kind of the Relevant Distribution that such holder would have received if such holder owned a number of shares of Company Common Stock equal to the Conversion Rate on the Record Date for the distribution.

For purposes of this Section 10.4(c)(i) (and subject in all respects to Section 10.4(f)):

(1) Rights, options or warrants distributed by the Company to all or substantially all holders of Company Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Company Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(a) are deemed to be transferred with such shares of Company Common Stock;

(b) are not exercisable; and

(c) are also issued in respect of future issuances of Company Common Stock, will be deemed not to have been distributed for purposes of this Section 10.4(c) (and no adjustment to the Conversion Rate under this Section 10.4(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate will be made under this Section 10.4(c).

(2) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Closing, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and the Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(3) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding clause (2) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.4(c) was made:

(a) in the case of any such rights, options or warrants that will all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Conversion Rate will be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate will then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 10.4(d), equal to the per share redemption or repurchase price received by a holder or holders of Company Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Company Common Stock as of the date of such redemption or repurchase; and

(b) in the case of such rights, options or warrants that have expired or been terminated without exercise by any holders thereof, the Conversion Rate will be readjusted as if such rights, options and warrants had not been issued.

(4) For purposes of Sections 10.4(a), 10.4(b) and 10.4(c), if any dividend or distribution to which this Section 10.4(c) is applicable includes one or both of:

(a) a dividend or distribution of shares of Company Common Stock to which Section 10.4(a) is applicable (the “Clause A Distribution”); or

(b) an issuance of rights, options or warrants to which Section 10.4(b) is applicable (the “Clause B Distribution”), then:

(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, will be deemed to be a dividend or distribution to which this Section 10.4(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.4(c) with respect to such Clause C Distribution will then be made; and

(2) the Clause A Distribution and Clause B Distribution will be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Sections 10.4(a) and 10.4(b) with respect thereto will then be made, except that, if determined by the Company (A) the “Record Date” of the Clause A Distribution and the Clause B Distribution will be deemed to be the Record Date of the Clause C Distribution and (B) any shares of Company Common Stock included in the Clause A Distribution or Clause B Distribution will be deemed not to be “outstanding immediately prior to the Close of Business on the Record Date or immediately prior to the Open of Business on such effective date” within the meaning of Section 10.4(a) or “outstanding immediately prior to the Close of Business on the Record Date” within the meaning of Section 10.4(b).

(ii)  With respect to an adjustment pursuant to this Section 10.4(c) where there has been an Ex-Dividend Date for a dividend or other distribution on Company Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a United States national securities exchange (a “Spin-Off”), the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	FMV + MP0
MP0

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the Spin-Off;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for the Spin-Off;

FMV = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Company Common Stock applicable to one share of Company Common Stock (determined by reference to the definition of “Closing Sale Price” as if references therein to Company Common Stock were to such capital stock or similar equity interest) over the first ten (10) consecutive Trading Day period commencing on, and including, the effective date for the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of Class A Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 10.4(c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off. In respect of any conversion during the Valuation Period for any Spin-Off, references within this Section 10.4(c)(ii) related to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-Off to, but excluding, the relevant Conversion Date.

(d)  If an Ex-Dividend Date occurs for a cash dividend or distribution to all or substantially all holders of Company Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be recalculated based on the following formula:

CR = CR0 ×	SP0
SP0 – C

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0 = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share of Company Common Stock the Company pays, or distributes, to all or substantially all holders of Company Common Stock.

Any adjustment made under this Section 10.4(d) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this Section 10.4(d) is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, for each $1,000 principal amount of the Note(s), at the same time and upon the same terms as holders of shares of Company Common Stock, without having to convert its Note(s), the amount of cash that the Purchaser would have received if the Purchaser owned a number of shares of Company Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

For the avoidance of doubt, for purposes of this Section 10.4(d), in the event of any reclassification of the Company Common Stock, as a result of which the Note(s) becomes convertible into more than one class of Company Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 10.4(d), references in this Section to one share of Company Common Stock or Closing Sale Price of one share of Company

Common Stock will be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Company Common Stock into which the Note is then convertible equal to the numbers of shares of such class issued in respect of one share of Company Common Stock in such reclassification. The above provisions of this paragraph will similarly apply to successive reclassifications.

(e)  If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Company Common Stock and, if the cash and value of any other consideration included in the payment per share of Company Common Stock exceeds the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	AC + (OS x SP)
OS0 x SP

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Expiration Date;

CR = the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Company’s board of directors) paid or payable for shares of Company Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Company Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of shares of Company Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender or exchange offer); and

SP = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 10.4(e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Expiration Date. In respect of any conversion during the ten (10) Trading Days commencing on the Trading Day next succeeding the Expiration Date, references within this Section 10.4(e) to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.

(f)  To the extent that the Company has a rights plan in effect upon conversion of the Note(s), the Purchaser will receive, in addition to Company Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Company Common Stock, shares of the Company’s capital stock, evidences of indebtedness or other assets or property as described in Section 10.4(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(g)  If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then (i) the Company will not adjust the Conversion Rate pursuant to the above provisions until the earliest of these triggering events occurs; and (ii) the Company will readjust the Conversion Rate to the extent any of these rights, options or warrants are not exercised before they expire.

(h)  If the Company adjusts the Conversion Rate pursuant to the above provisions, the Company will deliver to the Purchaser a certificate setting forth the Conversion Rate, detailing the calculation of the Conversion Rate and describing the facts upon which the adjustment is based.

(i)  Notwithstanding anything herein to the contrary, in no event will the Purchaser be permitted to convert the Notes into a number of shares of Class A Common Stock that would result in a violation of Nasdaq Listing Rule 5635 due to an increase to the Conversion Rate (the “Conversion Cap”). In the event that the Conversion Rate has been increased pursuant to the terms of this Agreement to an amount that would result in the issuance of a number of shares of Class Common Stock upon conversion that exceeds the Conversion Cap, then the Company will, at the Purchaser’s request (the “Approval Request”), use its reasonable best efforts to promptly obtain any and all necessary approvals of the Company’s stockholders to permit the Company to issue the full amount of Class A Common Stock issuable upon conversion of all of the Notes (the “Stockholder Conversion Approval”).

10.5     Recapitalizations, Reclassifications and Changes to the Class A Common Stock. Other than in connection with the Merger, in the event of:

(a)  any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination);

(b)  a consolidation, merger, combination or binding share exchange involving the Company; or

(c)  a sale, assignment, conveyance, transfer, lease or other disposition to another Person of the Company’s property and assets as an entirety or substantially as an entirety,

in each case, in which holders of Class A Common Stock are entitled to receive cash, securities or other property for their shares of Class A Common Stock (“Reference Property”), the Company or the successor or purchasing company, as the case may be, will execute an agreement, providing that, at and after the effective time of such transaction, the Purchaser will be entitled to elect to convert the Note(s) into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. Such agreement will also provide for antidilution and other adjustments that are as nearly equivalent as possible to the adjustments described under Section 10.4 (it being understood that no such adjustments will be required with respect to any portion of the Reference Property that does not consist of shares of capital stock (however evidenced)). If the Reference Property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing company, as the case may be, in such transaction, such other company will also execute such agreement, and such agreement will contain such additional provisions to protect the interests of the Purchaser as the Company’s board of directors thereof reasonably considers necessary by reason of the foregoing. If the Note becomes convertible into Reference Property, the Company will notify the Purchaser.

For purposes of the foregoing, the type and amount of consideration that holders of the Class A Common Stock are entitled to in the case of recapitalizations, reclassifications, changes of the Company Common Stock, consolidations, mergers, combinations, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause the Class A Common Stock to be converted into or exchanged for the right to receive more than a single type of consideration because the holders of Class A Common Stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Class A Common Stock. The Company will notify the Purchaser of the weighted average as soon as practicable after such determination is made.

10.6      Reserved Shares. The Company (i) at all times prior to the Stockholder Approval, will reserve out of its authorized but unissued Company Common Stock a number of shares of Class A Common Stock equal to the Available Reserve and (ii) at all times after the Stockholder Approval, will reserve out of its authorized but unissued Company Common Stock a sufficient number of shares of Class A Common Stock to permit the conversion, in accordance herewith, of the Note(s) (assuming, for such purposes, that at the time of computation of such number of shares, the Note(s) would be converted by a single holder of the Note(s)).

All shares of Class A Common Stock issued upon conversion of the Note(s) will be validly issued, fully paid and non-assessable and will be free of preemptive or similar rights and free of any lien or adverse claim that arises from the action or inaction of the Company.

The Company will comply with all securities laws regulating the offer and delivery of shares of Class A Common Stock upon conversion of the Note(s) and will list such shares on each national securities exchange or automated quotation system on which the shares of Class A Common Stock are listed on the applicable Conversion Date.

11.      Transfer Restrictions. The Notes may not be transferred, in whole or in part, without the prior written consent of the Company; provided, however, that without the prior written consent of the Company, the Purchaser may (i) transfer the Notes, in whole or in part, to any of its Affiliates; provided written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement; and (ii) to the extent an Event of Default is continuing, transfer the Notes to any third party, provided that any such transfer is effected in compliance with a valid exemption under all applicable federal, state and other securities laws and written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement. Any shares of Class A Common Stock issued upon conversion, in whole or in part, of the Notes, may be transferred as provided herein and pursuant to applicable law.

12.      Termination.

  12.1      Termination. This Agreement will be terminated upon the earliest to occur of:

  (a)  by mutual written consent of the Purchaser and the Company at any time;

  (b)  automatically, without any further action by the Purchaser or the Company, if the initial Closing has not occurred by 12:01 a.m. Eastern Time on the Outside Date (as defined in the Merger Agreement);

  (c)  automatically, without any further action by the Purchaser or the Company, on the date that the Merger Agreement is terminated pursuant to its terms (the “Merger Agreement Termination Date”), if, but only if, the Merger Agreement Termination Date occurs prior to the initial Closing under this Agreement; or

  (d)  by notice from the Company to the Purchaser on the first date upon which: (i) no Notes remain outstanding; (ii) no Registrable Securities remain outstanding; and (iii)(A) the Company is not permitted to issue a Draw Notice in accordance with Section 1.1(b) as a result of the proviso included in such Section or (B) the Company delivers notice to the Purchaser of its election to terminate its right to issue a Draw Notice.

  12.2      Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 12.2 will survive the termination of this Agreement and will remain in full force and effect, (ii) the termination of this Agreement will not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iii) no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Merger Agreement or any agreement other than this Agreement.

13.      Miscellaneous.

  13.1      Survival. Unless otherwise set forth in this Agreement, the warranties, representations, covenants, indemnities, and all other provisions contained in (or made pursuant to) this Agreement will survive the execution and delivery of this Agreement, the Closing and the conversion of any Notes into Class A Common Stock.

  13.2      Indemnification.

  (a)  Unless the Merger has been consummated or this Agreement has been terminated, the Company agrees to indemnify, defend and hold the Purchaser, each of its officers, directors and partners, and any Persons controlling the Purchaser within the meaning of Section 15 of the Securities Act, harmless from and against any expenses, claims, losses, damages or liabilities to the Purchaser arising out of any breach of any representation or warranty of the Company or any nonfulfillment of any covenant or agreement of the Company contained herein and the Company will reimburse the Purchaser, each of its officers, directors and partners and any Persons controlling the Purchaser for any legal and any other expenses reasonably incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The Purchaser will not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 13.2 (a) as to which notice was not given by the Purchaser to the Company.

  (b)  Unless the Merger has been consummated or this Agreement has been terminated, if the Purchaser seeks indemnification hereunder for a matter that involves a claim by a third-party, the Purchaser will promptly notify the Company of and will provide reasonable information and details concerning the nature of such claim. The Company will, to the extent applicable, have the right to assume the defense at its expense of all third-party claims and will pay all costs and damages finally awarded against the Company and the Purchaser in conjunction with such third-party claims, provided that: (i) the Purchaser provides prompt written notice to the Company of its receipt of service of any such claim; (ii) the Company controls the defense of the third-party claim on behalf of all parties; (iii) the Purchaser consents to representation in such claims by counsel selected by and representing the Company; provided, however, that if, in the reasonable judgment of the Purchaser, a conflict of interest may exist between the Purchaser and the Company with respect to any claims as to which indemnity is sought and the Purchaser provides written notice to the Company that the Purchaser is seeking separate counsel at the expense of the Company, then the Company will not assume the defense for matters as to which representation of both the Company and the Purchaser by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Purchaser will have the right to retain separate counsel to represent its interests in such third-party claim and the reasonable costs, fees and expenses thereof will be borne by the Company; and (iv) upon request of the Company, the Purchaser uses its commercially reasonable efforts to cooperate with the Company in defending such third-party claim by providing the Company with all necessary business information and relevant documents under its control related to the third-party claim and cooperating with such other reasonable requests of the Company at the Company’s expense in accordance with applicable law. The indemnity obligations under this Section 13.2 will not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld or delayed. The Purchaser’s failure to deliver notice to the Company within a reasonable time after the commencement of any such action, if materially prejudicial to the Company’s ability to defend such action, will relieve the Company of any liability to the Purchaser under this Section 13.2, but not any liability that it may have to the Purchaser otherwise than under this Section 13.2.

  13.3      Amendment; Waiver of Certain Covenants. Neither this Agreement nor any provision hereof may be amended, waived or modified except pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties hereto. The Company may omit in any particular instance to comply with any term, provision or condition set forth in this Agreement if waived in writing by the consent of (i) the holders of not less than a majority in principal amount of the Notes or (ii) the Purchaser, if the Notes have been converted and the Purchaser holds greater than or equal to 5% of the outstanding Company Common Stock, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.

  13.4      Entire Agreement; Counterparts. This Agreement and the other Note Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

  13.5      Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of New York; and (b) each of the parties irrevocably waives the right to trial by jury.

  13.6      Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its documented attorneys’ fees incurred in connection with such action or suit and all other reasonable and documented out-of-pocket costs and expenses incurred in such action or suit.

  13.7      Assignability; Third-Party Beneficiaries. This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, other than in connection with to a merger, consolidation or sale, conveyance or other transfer of all or substantially all assets of the Company permitted by this Agreement, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each holder of the Note(s) (and any attempted assignment or transfer by the Company without such consent will be null and void and of no effect). Except as set forth in Section 9.12 and Section 11, the Purchaser may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company (and any attempted assignment or transfer by the Purchaser without such consent will be null and void and of no effect); provided, however that without the prior written consent of the Company, the Purchaser may assign or otherwise transfer any of its rights or obligations hereunder to any of its Affiliates provided that written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement; provided further that to the extent an Event of Default is continuing, the Purchaser may assign or otherwise transfer any of its rights or obligations hereunder to any third party, provided that written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto and other than any Person entitled to indemnification under Sections 9.14 or 13.2).

  13.8      Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

if to the Purchaser:

Backgammon Investment Corp.

1 Circle Star Way

San Carlos, CA 94070

Attention: Stephen Lam

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention: David P. Slotkin; Lauren C. Bellerjeau

If to the Company, to:

Berkshire Grey, Inc.

140 South Road

Bedford, MA

Attention:     Christian Ehrbar

                      Mark Fidler

with a copy (which shall not constitute notice) to each of:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:     Jim Barri

If to any other holder of the Notes, to such holder at such address as such other holder will have specified to the Company in writing.

All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth above or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

  13.9      Cooperation. Each party will cooperate with each other and use, and will cause its Subsidiaries to use, its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Law to satisfy the conditions to this Agreement set forth in Section 4 and Section 5.

  13.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto will replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

  13.11      Definitions; Construction.

(a)  For purposes of this Agreement, the terms defined in Annex A have the meanings assigned to them in Annex A.

(b)  For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.

(c)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d)  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)  The bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

[Signature pages follow]

The parties have executed this Agreement as of the date first written above.

COMPANY:

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name:	Thomas Wagner
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

PURCHASER:

BACKGAMMON INVESTMENT CORP.

By:	/s/ Alex Clavel
Name:	Alex Clavel
Title:	Director

[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B	-	Form of Conversion Notice

ANNEX A

For purposes of the Agreement (including this Annex A):

“Adverse Recommendation Change” has the meaning ascribed to such term in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Available Cash Balance” means the aggregate cash and cash equivalents of the Company and its subsidiaries.

“Available Reserve” means 12,133,321 shares of Class A Common Stock.

“Balance Sheet Date” has the meaning set forth in Section 2.8 of this Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that, notwithstanding anything in this Agreement to the contrary, in no event shall any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the FASB ASC Update No. 2016-02, Leases (Topic 842), or any other changes in GAAP subsequent to the date of this Agreement, be considered a capital lease for purposes of this Agreement.

“Change of Control” means the consummation of (i) any recapitalization, reclassification or change of the Class A Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Class A Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Class A Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the Company’s common equity of the continuing or surviving company or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change of Control.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

“Class C Common Stock” means the Company’s Class C Common Stock, par value $0.0001 per share.

“Company Common Stock” means the Class A Common Stock and the Class C Common Stock.

“Closing” has the meaning set forth in Section 1.1(c) of the Agreement.

“Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a United States national or regional securities exchange, the “Closing Sale Price” shall be the last quoted bid price for the Class A common stock in the over-the-

ANNEX A-1

counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Class A Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” has the meaning set forth in Section 2.3(b) of the Agreement.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Disclosure Schedule” means the confidential disclosure letter delivered by the Company to Purchaser as of the date of this Agreement.

“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” has the meaning ascribed to such term in the Merger Agreement.

“Company Offerings” means any and all products and services designed, developed, manufactured, sold, licensed, distributed, marketed, provided or otherwise made commercially available by the Company or any of its Subsidiaries, including to the extent integrated into a Company product or service, any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).

“Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

“Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.

“Company Stock Plans” means the Berkshire Grey, Inc. 2021 Stock Option and Incentive Plan and the Berkshire Grey, Inc. 2013 Stock Option and Purchase Plan.

“Contingent Obligation” means, as applied to any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any indebtedness, lease, letter of credit or other obligation of the Primary Obligor; (b) with respect to undrawn letters of credit for the account of the Primary Obligor issued to support such Indebtedness or obligation; and (c) arising from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect the Primary Obligor against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that “Contingent Obligation” does not include endorsements in the ordinary course of business or standard contractual indemnities or product warranties provided in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or (y) the maximum amount for which the guarantor may be liable pursuant to the express terms of the instrument embodying such Contingent Obligation or, if not stated or determinable, the maximum reasonably anticipated liability for it determined by the guarantor in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

ANNEX A-2

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion Date” means the date a holder of the Note complies with the procedures for conversion.

“Conversion Rate” has the meaning set forth in Section 10.1(a) of the Agreement.

“Copyleft Terms” means use, incorporation, modification, linking, calling, hosting and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that Software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., Source Code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (d) be redistributable or otherwise made available at no license fee or other charge, or (e) require the granting of a license with respect to patents. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Counsel” means Morrison & Foerster LLP, in its capacity as counsel to the Purchaser.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.

“Designated Representations” means the representations and warranties of the Company contained in Sections 2.2 (Authorization; Enforceability), 2.4 (Capitalization) and 2.19 (Brokerage Fees) of the Agreement.

“Disqualified Stock” means any Company Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Company Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Company Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of (i) the date on which the Notes mature and (ii) June 30, 2024. Notwithstanding the preceding sentence, any Company Capital Stock that would constitute Disqualified Stock solely because the holders of the Company Capital Stock have the right to require the Company to repurchase such

ANNEX A-3

Company Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Company Capital Stock provide that the Company may not repurchase or redeem any such Company Capital Stock pursuant to such provisions unless such repurchase or redemption complies with this Agreement. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Ex-Dividend Date” means the first date on which shares of the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Existing Registration Rights Agreements” mean the Amended and Restated Registration Rights Agreement, dated as of July 21, 2021, by and among the Company and each of the other parties thereto and the Transaction Agreement, dated as of July 29, 2022, between the Company and FCJI, Inc.

“Government Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or (iii) any political subdivision of any of the foregoing.

“Governmental Authorizations” has the meaning set forth in Section 2.3(a) of the Agreement.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) indebtedness for borrowed money (including the Notes) or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) Disqualified Stock, (f) obligations secured by a lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business, and (k) Contingent Obligations.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) rights with respect to trademarks, logos, service marks, trade dress, trade names, designs, slogans, internet domain names, uniform resource locators, and other similar

ANNEX A-4

designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights, including all rights in copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (e) trade secret rights and rights with respect to all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) social media addresses and accounts and usernames, account names and identifiers, (g) rights in and to all applications and registrations, and any renewals, extensions and reversions, for the foregoing, (h) causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, and (i) rights equivalent or similar to any of the foregoing.

“Interest Payment Date” has the meaning set forth in Section 1.3(a) of the Agreement.

“Knowledge” whether or not capitalized, means when used with respect to the Company, the actual knowledge, after reasonable inquiry, of Thomas Wagner, Steven Johnson, Mark Fidler and Christian Ehrbar.

“Law” means any law, common law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial or appellate proceeding), inquiry, hearing, audit, mediation, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator, other Governmental Authority or any other Person.

“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, license, charge, condition, option, pledge, hypothecation, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Contract” means any Contract that is material to the Company or any of its Subsidiaries.

“Minimum Cash Balance” means $30,000,000.00.

“Note Documents” means, collectively, the Agreement, the Notes, and any joinder, amendment, waiver, supplement or other modification to any of the foregoing.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company consistent with past practice through the date hereof.

“Owned Real Property” means all real property owned in fee simple by the Company or its Subsidiary.

ANNEX A-5

“Maturity Date” has the meaning set forth in Section 1.2 of the Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 24, 2023, by and among Softbank Group Corp., Backgammon Acquisition Corp. and the Company.

“Nasdaq” means The Nasdaq Global Select Market.

“Permitted Lien” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (d) with respect to any Company Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Company Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Company Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) restrictions on transfer under applicable securities Laws, (k) Liens securing Permitted Indebtedness specified in clause (iii) of the definition thereof and (l) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

“Personal Information” means information regarding or capable of being associated with an identified or identifiable individual or device that is subject to Privacy and Cybersecurity Requirements applicable to the Company and its Subsidiaries.

“Private Placement Warrants” has the meaning ascribed in the Warrant Agreement.

“Process” or “Processing” means any operation performed on information, including Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction, or disposal.

“Public Warrants” has the meaning ascribed in the Warrant Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which Company Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Company Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or a duly authorized committee thereof, statute, contract or otherwise).

ANNEX A-6

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Common Stock of the Company issued or issuable upon conversion of the Note(s), together with any securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event; provided, however, that shares of Common Stock or other securities will only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“Registrable Securities Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 9.11 of the Agreement.

“Registration Expenses” means all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 9.1 and 9.2 hereof, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which will be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Registrable Securities Holders.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.

“Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine)

“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50% or more or controlled by one or more Person described in clause (a) or (b).

“SEC” means the United States Securities and Exchange Commission, together with its staff.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered on behalf of the Registrable Securities Holders.

“Shelf Registration” means the filing of a Short-Form Registration with the SEC in accordance with and pursuant to Rule 415 under the Securities Act (or any successor rule then in effect).

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

“Source Code” means computer Software and code, which may be printed out or displayed in human readable form.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments in the nature of a tax, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, estimated or other taxes and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

ANNEX A-7

“Tax Return” means any return, report, form, schedule, declaration, claim for refund, statement or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means any (a) technology, formulae, compositions, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, know-how, trade secrets, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, development, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, testing, and personnel information, research, and materials; (c) proprietary information and confidential information (including customer, subscriber and supplier lists, customer and supplier contact and registration information, customer correspondence and customer purchasing histories, pricing and cost information, and business and marketing plans and proposals); (d) specifications, designs, drawings, industrial designs, models, diagrams, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition, excluding, in each case, any Intellectual Property Rights in any of the foregoing.

“Trading Day” means a day on which (a) the Nasdaq or, if the Class A Common Stock is not listed on the Nasdaq, the principal other United States national or regional securities exchange on which the Class A Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m., New York City time, or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Class A Common Stock is available on such securities exchange or market. If the Class A Common Stock is not so listed, a “trading day” means any Business Day.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an underwriter participates in the distribution of such securities, including on a firm commitment basis for reoffer and resale to the public.

“Warrant Agreement” means that certain Warrant Agreement, dated December 7, 2020, by and between Revolution Acceleration Acquisition Corp and Continental Stock Transfer & Trust Company.

ANNEX A-8

EXHIBIT A

Form of Note

“THE ISSUE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE, OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THIS NOTE MAY BE DIRECTED TO [NAME AND ADDRESS OF A REPRESENTATIVE OF THE COMPANY].”

BERKSHIRE GREY, INC.

Convertible Note

No. [●]	$[●]

Berkshire Grey, Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Note Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to Purchaser the principal sum of $[●] on the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024 and to pay (a) interest thereon, accruing from and after the Closing for this Note, at the rate of twenty percent (20.0%) per annum compounded semiannually, payable in kind and capitalized by increasing the principal amount of this Note by the amount of such interest semiannually in arrears on [●] and [●] of each year, commencing on [●], until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance, at a rate equal to twenty-five percent (25.0%) per annum, payable in kind and capitalized by increasing the principal amount of this Note by the amount of such interest semiannually in arrears as aforesaid (or, at the option of the registered holder hereof, on demand).

This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated as of March 24, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company and the Purchaser named therein, to which Note Purchase Agreement reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holder of this Note. The terms of this Note include the covenants and terms established by the Note Purchase Agreement. Defined terms used herein that are not otherwise defined shall have the meanings given such terms in the Note Purchase Agreement.

Subject to the terms of the Note Purchase Agreement, in the event of a Change of Control (other than in connection with the Merger and the transactions contemplated by the Merger Agreement), the holder of this Note shall have the right, at the holder’s option, to (i) require the Company to repurchase this Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note or (ii) if all required regulatory approvals to the issuance of Class A Common Stock have been obtained, immediately prior to such Change of Control, convert the aggregate principal amount of this Note into shares of Class A Common Stock.

In the event that the Class A Common Stock ceases to be listed on the Nasdaq, The Nasdaq Capital Market, The Nasdaq Global Market or the New York Stock Exchange, the holder of this Note shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note.

EXHIBIT A-1

Subject to Section 10.1 of the Note Purchase Agreement, the Note shall be convertible into shares of Class A Common Stock in accordance with Section 10 of the Note Purchase Agreement. To convert the Note, the holder must satisfy the requirements of Section 10.3 of the Note Purchase Agreement. The holder may convert a portion of this Note if the portion is $1,000 principal amount or any integral multiple of $1,000 principal amount.

Upon conversion of this Note, the holder thereof shall be entitled to receive shares of Class A Common Stock payable upon conversion in accordance with Section 10 of the Note Purchase Agreement, at the Conversion Rate specified in the Note Purchase Agreement, as adjusted from time to time as provided in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price, and with the effect provided in the Note Purchase Agreement.

The Note Purchase Agreement permits the amendment, waiver or modification of provisions thereof pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties thereto. Any such amendment, waiver, or modification by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such amendment, waiver, or modification is made upon this Note.

No provision of the Note Purchase Agreement or of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note.

The transfer of this Note is subject to the limitations set forth in Section 11 of the Note Purchase Agreement.

All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the holder of this Note and any subsequent transferee of this Note or any interest herein agree to treat this Note as debt for U.S. federal income tax purposes except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

This Note will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank; signature page follows]

EXHIBIT A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated:	Berkshire Grey, Inc.

By:
Name:
Title:

EXHIBIT A-3

EXHIBIT B

Form of Conversion Notice

Berkshire Grey, Inc.

Convertible Notes

To convert this Note in accordance with the Note Purchase Agreement, check the box:    ☐

To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000):

$______________

If you want the stock certificate representing the Class A Common Stock issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. Sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date: ____________________	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

EXHIBIT B-1